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                                                                   EXHIBIT 12(B)

                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1989         1990         1991         1992         1993
                                       ----------   ----------   ----------   ----------   ----------
                                                         (THOUSANDS OF DOLLARS)
Net Income...........................  $  544,374   $  537,619   $  545,479   $  475,936   $  614,868
Plus Income Taxes....................     214,299      209,361      261,912      223,782      307,414
                                       ----------   ----------   ----------   ----------   ----------
Net Income Before Income Taxes.......     758,673      746,980      807,391      699,718      922,282
                                       ----------   ----------   ----------   ----------   ----------
Fixed Charges and Preferred Stock
  Dividend Requirements:
  Interest Charges...................     333,717      346,020      358,517      401,902      389,956
  Interest Factor in Rentals.........       8,908        9,162        9,311        9,591       11,090
  Preferred Stock Dividend
     Requirements (Pre-tax)..........      40,236       40,116       42,703       46,675       56,957
                                       ----------   ----------   ----------   ----------   ----------
          Total......................     382,861      395,298      410,531      458,168      458,003
                                       ----------   ----------   ----------   ----------   ----------
Earnings Before Fixed Charges and
  Preferred Stock Dividend...........  $1,101,298   $1,102,162   $1,175,219   $1,111,211   $1,313,328
                                       ----------   ----------   ----------   ----------   ----------
                                       ----------   ----------   ----------   ----------   ----------
Ratio................................        2.88         2.79         2.86         2.43         2.89
                                             ----         ----         ----         ----         ----
                                             ----         ----         ----         ----         ----

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